EXHIBIT 99.2

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Completes Acquisition of Hemosphere

ATLANTA, May 16, 2012 /PRNewswire/ -- CryoLife, Inc. (NYSE: CRY), a leading medical device company focused on cardiac and vascular surgery, announced today that it has completed its previously announced acquisition of Hemosphere, Inc. Hemosphere developed and markets the HeRO (Hemodialysis Reliable Outflow) Graft, a proprietary graft-based solution for end-stage renal disease (ESRD) hemodialysis patients with limited access options and central venous obstruction.

CryoLife will begin the integration of the Hemosphere business immediately and expects to begin training its sales force on the HeRO Graft in the second quarter 2012, followed by a launch of the HeRO Graft in the United States through its 28-person cardiovascular sales team late in the third quarter 2012.

Steven G. Anderson, president and chief executive officer of CryoLife, said, "The talented team at Hemosphere has developed a unique technology for end-stage renal disease hemodialysis patients that are otherwise faced with sub-optimal treatment alternatives. We believe that this acquisition is well in-line with our cardiovascular focus and look forward to integrating the business and collaborating with the Hemosphere team to train our sales reps on the HeRO Graft."

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada. CryoLife's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves. CryoLife's CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia. CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch. CryoLife's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections. CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of cardiovascular disease and the sale of devices that treat severe angina. Its market leading FDA-approved Holmium: YAG laser system and single use fiber-optic delivery systems are used to perform a surgical procedure known as Transmyocardial Revascularization (TMR). CryoLife distributes PerClot®, an absorbable powder hemostat, in the European Community. CryoLife's BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include those regarding our plans and estimated timing related to the integration of HeRO Graft sales into our business, the training of our sales force on the HeRO Graft and the launch of HeRO Graft sales in the United States. These risks and uncertainties include that we may not be able to effectively leverage our existing relationships and infrastructure to increase HeRO Graft sales. HeRO Graft sales are dependent on physician and patient acceptance, among other things, and competitors may be able to develop and successfully market competing products. As with most acquisitions, the successful integration of Hemosphere's business into ours may take longer and prove more costly than expected, and we may experience currently unforeseen difficulties related to the HeRO Graft product, the ability of our sales force to market HeRO Graft, and physician training and patient acceptance of HeRO Graft. If we experience problems that slow the integration of Hemosphere's business into our business, then we will not be able to reap the benefits of this transaction in a timely fashion, if at all. We may also inherit unforeseen risks and uncertainties related to Hemosphere's business, particularly if the information received by CryoLife during the due diligence phase of this acquisition is incomplete or inaccurate. Successful HeRO Graft sales may require the formation of new relationships and contracts, and there is no guarantee that we will be able to maintain existing HeRO Graft sales and/or expand into new territories. International sales growth is also dependent on physician and patient acceptance, along with international economic conditions, foreign exchange rates and regulatory approvals in various jurisdictions. Even if we experience successful sales growth for HeRO Graft, our margins would be impacted if we experience increased costs related to the manufacturing and distribution of HeRO Graft. HeRO Graft may not continue to experience expanding reimbursement rates in the U.S., and if patients are not able to receive reimbursement from their insurance providers for this product, sales could be materially impacted. HeRO Graft may not continue to provide the anticipated medical benefits. If the medical profession and patients do not perceive HeRO Graft to be a safe and effective product, our sales would be materially impacted and we may experience lawsuits as a result. Our plans with respect to the allocation of future resources to the development and growth of HeRO Graft sales are subject to change at the discretion of management based on CryoLife's business needs at the time. Any of these risks could cause the financial impact of the acquisition to be less advantageous than currently anticipated. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2011. CryoLife does not undertake to update its forward-looking statements.

For additional information about the company, visit CryoLife's website: www.cryolife.com.